Item 77(i) - Terms of New or Amended Securities

ARTICLES SUPPLEMENTARY TO ARTICLES OF
INCORPORATION

In response to Sub-Item 77i(b), Articles
Supplementary to Articles of Incorporation dated as of May 9, 2018 (the "Supplement") of Lord Abbett
Global Fund, Inc. (the "Corporation") authorized: (i) the establishment of a new series of shares of the Corporation to be designated the "Lord Abbett Global
Bond Fund;" (ii) the establishment of the following classes of the Lord Abbett Global Bond Fund: Classes
A, C, F, F3, I, R2, R3, R4, R5, R6, and T.

The Articles Supplementary is hereby attached as Item
77Q1(d).